REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING
FIRM


To the Shareholders and Board of Trustees
The Community Development Fund

In planning and performing our audit of the financial statements of The Community Development
Fund as of and for the year ended December 31, 2016, in accordance with the standards of the Public Company Accounting Oversight Board (United
States), we considered its internal control over financial reporting, including control activities for safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Trusts internal control over financial reporting.
Accordingly, we express no such opinion.

The management of the Trust is responsible for
establishing and maintaining effective internal
control over financial reporting.  In fulfilling
this responsibility, estimates and judgments by
management are required to assess the expected
benefits and related costs of controls.   A
companys internal control over financial reporting
is a process designed to provide reasonable
assurance regarding the reliability of financial
reporting and the preparation of financial
statements for external purposes in accordance
with accounting principles generally accepted in
the United States of America.   Such internal
control includes policies and procedures that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a companys assets that could have a material effect on the financial statements.

Because of inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A significant deficiency is a control deficiency, or combination of control deficiencies, that adversely affects the companys ability to initiate, authorize, record, process or report financial data reliably in accordance with accounting principles generally accepted in the United States of America such that there is more than a remote likelihood that a misstatement of the companys annual or interim financial statements that is more than inconsequential will not be prevented or detected.
A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

Our consideration of the Trusts internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control that might be significant deficiencies or material weaknesses under standards established by the Public Company
Accounting Oversight Board (United States).
However, we noted no deficiencies in the Trusts internal control over financial reporting and its operation, including controls for safeguarding securities, which we consider to be material weaknesses, as defined above, as of December 31, 2016.

This report is intended solely for the information and use of management, Shareholders and Board of Trustees of the Trust and the Securities and Exchange Commission, and is not intended to be and should not be used by anyone other than these specified parties.




TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
February 27, 2017